ZiLOG UPDATES BUSINESS EXPECTATIONS

                         FOR DECEMBER 31, 2005 RESULTS

San Jose, CA (January 20, 2006) ZiLOG, Inc. (NASDAQ: ZILG) the creator of the Z80 microprocessor and a leading innovator of integrated 8 bit microcontroller solutions, today announced the updated preliminary results for the three month and nine month periods ended December 31, 2005. The company expects to report sales for the quarter in the range of $17.4 to $17.6 million compared to its earlier guidance range of $19.5 to $20.0 million. Additionally, the company expects to report for the three months ended December 31, 2005 higher than expected gross margins in the range of 43 to 45 percent compared to earlier guidance of 40 percent and a lower net loss on a GAAP basis of 23 to 25 cents per share compared to earlier guidance of 25 to 27 cents per share.

Change in business conditions resulted from distribution resales trending lower in the quarter driven in large part by lower z80 and TV product sales. In addition one of our key universal remote control customers announced they were in the process of selling their business which appeared to negatively impact our OEM shipments. Cash ended the quarter at approximately $24 million and inventories ended at approximately $8 million.

"Clearly we were disappointed with the sales reduction for the quarter however our new products business metrics continue to make progress. Design wins were $25 million for the quarter including a quarterly record for embedded flash of $11.6 million. Our gross margins improved and the operating loss narrowed as we achieved the benefits of our cost reduction programs," said Jim Thorburn the company's Chief Executive Officer. "Given the limited visibility and slow start for the quarter in distribution resales coupled with the uncertainty of the shipment levels to a key remote control customer we are cautious in projecting sales levels for the March 2006 quarter although the current estimate is in the $16 to $17 million range."

The company will be completing the normal quarterly review of its financials with its Independent Auditors and will provide unaudited results and an update to its guidance during its earnings call which is scheduled for 2 pm Pacific on Thursday February 9, 2006.

About ZiLOG, Inc.

Founded in 1974, ZiLOG won international acclaim for designing one of the first architectures in the microprocessors and microcontrollers industry. Today, ZiLOG is a leading global supplier of 8-bit micro logic devices. It designs and markets a broad portfolio of devices for embedded control and communication applications used in consumer electronics, home appliances, security systems, point of sales terminals, personal computer peripherals, as well as industrial and automotive applications. ZiLOG is headquartered in San Jose, California, and employs approximately 500 people worldwide with sales offices throughout Asia, Europe and North America. For more information about ZiLOG and our products, visit the Company's website at: www.ZiLOG.com.


Cautionary Statments
This release contains forward-looking statements relating to expectations, plans or prospects for ZiLOG, Inc. that are based upon the current expectations and beliefs of ZiLOG's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For example, the Company has not finalized its results for the quarter ended December 31, 2005 therefore those results may change based on audit adjustments or other factors that arise in the finalization of ZiLOG's results of operations. Another forward looking statement is our outlook for the March 2006 quarter; this could vary depending on the amount of legacy products which we sell. ZiLOG does not expect to, and disclaims any obligation to, update such forward looking statements until release of its next quarterly earnings announcement. ZiLOG, however, reserves the right to update such statements or any portion thereof at any time for any reason.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission ("SEC"), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and any subsequently filed reports. All documents also are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov or from the Company's website at www.ZiLOG.com.

Contact:

     Stew Chalmers
     Director Corporate Communications
     (818) 681-3588